EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2022 Results and Introduces Full Year 2023 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the fourth quarter and full year 2022.
YEAR END 2022 SUMMARY FINANCIAL RESULTS

(in billions)	Twelve Months Ended December 31, 2022
Revenues	$33.4
Net Income[1]	$1.4
Consolidated Adjusted EBITDA[2]	$11.6
Distributable Cash Flow[2]	$8.7
2023 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2023
Consolidated Adjusted EBITDA[2]	$8.0	-	$8.5
Distributable Cash Flow[2]	$5.5	-	$6.0
RECENT HIGHLIGHTS
•During the three and twelve months ended December 31, 2022, Cheniere generated revenues of approximately $9.1 billion and $33.4 billion, respectively, net income1 of approximately $3.9 billion and $1.4 billion, respectively, Consolidated Adjusted EBITDA2 of approximately $3.1 billion and $11.6 billion, respectively, and Distributable Cash Flow2 of approximately $2.3 billion and $8.7 billion, respectively. Both Consolidated Adjusted EBITDA and Distributable Cash Flow totals for the twelve months ended December 31, 2022 are above the most recent guidance ranges for those metrics.
•Introducing full year 2023 Consolidated Adjusted EBITDA2 guidance of $8.0 - $8.5 billion and full year 2023 Distributable Cash Flow2 guidance of $5.5 - $6.0 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, during the three months ended December 31, 2022, Cheniere prepaid approximately $2.2 billion of consolidated long-term indebtedness, repurchased an aggregate of approximately 4.4 million shares of common stock for over $700 million, and paid a quarterly dividend of $0.395 per share of common stock for the third quarter, representing a 20% increase quarter over quarter. During the twelve months ended December 31, 2022, Cheniere prepaid over $5.4 billion of consolidated long-term indebtedness, repurchased an aggregate of over 9.3 million shares of common stock for approximately $1.4 billion, and paid dividends in aggregate of $1.385 per share of common stock.
•In November 2022, Cheniere achieved its first investment grade issuer rating from S&P Global Ratings (“S&P”) as a result of an upgrade from BB+ to BBB with a stable outlook, and Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP), Cheniere’s consolidated subsidiary, achieved its second investment grade issuer rating from S&P as a result of an upgrade from BB+ to BBB with a stable outlook. In January 2023, Cheniere achieved its second investment grade issuer rating from Fitch Ratings of BBB- with a stable outlook.
___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•In 2022, Cheniere’s subsidiaries signed new long-term contracts representing an aggregate of over 180 million tonnes of liquefied natural gas (“LNG”) through 2050 with creditworthy counterparties in the form of free-on-board and delivered ex-ship LNG sale and purchase agreements, as well as Integrated Production Marketing (“IPM”) gas supply agreements.
•In February and October 2022, respectively, substantial completion was achieved on Train 6 of the SPL Project, (defined below) and the third marine berth at the Sabine Pass LNG Terminal.
•In June 2022, Cheniere made a positive final investment decision (“FID”) with respect to the CCL Stage 3 Project (defined below) and issued full notice to proceed (“NTP”) to Bechtel Energy, Inc. (“Bechtel”).
•In September 2022, certain subsidiaries of Cheniere entered the pre-filing review process with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act for the CCL Midscale Trains 8 & 9 Project (defined below).
•In February 2023, certain subsidiaries of Cheniere Partners initiated the pre-filing review process with the FERC under the National Environmental Policy Act for the SPL Expansion Project (defined below).
CEO COMMENT
“Reflecting on an incredible 2022, I am most proud of the Cheniere team’s unwavering commitment to safety and operational excellence, which enabled us to answer the call for reliable, cleaner-burning energy supply during a critical time in energy markets across the globe,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “2022 brought the criticality of natural gas and energy security into focus throughout the world, and we are proud to have made FID on Corpus Christi Stage 3, which will provide much-needed new LNG volumes to the market beginning in late 2025.”
“Our stable operations continue to underpin our strong financial results, which have enabled Cheniere to execute on our comprehensive capital allocation plan, highlighted by the achievement of investment grade ratings, returning meaningful capital to our stakeholders via debt repayment, share repurchases and dividends, and pursuing further accretive growth at Sabine Pass and Corpus Christi - all of which serves to enhance the long-term value of Cheniere. I look forward to maintaining this momentum throughout 2023 in an environment of moderated global prices and a more balanced market, which further supports our long-held conviction in the structural shift to natural gas worldwide.”
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Revenues	$9,085	$6,557	39%	$33,428	$15,864	111%
Net income (loss)[1]	$3,937	$(1,323)	nm	$1,428	$(2,343)	nm
Consolidated Adjusted EBITDA[2]	$3,100	$1,339	132%	$11,564	$4,867	138%
LNG exported:
Number of cargoes	166	153	8%	638	566	13%
Volumes (TBtu)	601	542	11%	2,306	2,018	14%
LNG volumes loaded (TBtu)	600	540	11%	2,308	2,015	15%
Consolidated Adjusted EBITDA increased approximately $1.8 billion and $6.7 billion for the three and twelve months ended December 31, 2022, respectively, as compared to the three and twelve months ended December 31, 2021. The increase in both the three and twelve months ended December 31, 2022 was due primarily to increased total margins, driven by increased margins per MMBtu of LNG, increased volumes of LNG delivered and, to a lesser extent, a higher contribution from certain portfolio optimization activities.
Net Income and Consolidated Adjusted EBITDA for the three and twelve months ended December 31, 2022 was positively impacted by the recognition of the $765 million lump-sum payment made by Chevron U.S.A. Inc. (“Chevron”) throughout the six months ended December 31, 2022 related to the previously announced early termination of the Terminal Use Agreement (TUA) between Sabine Pass LNG, L.P. and Chevron.

Net income (loss) was approximately $3.9 billion and $1.4 billion for the three and twelve months ended December 31, 2022, respectively, as compared to approximately $(1.3) billion and $(2.3) billion in the corresponding 2021 periods. The favorable change for the three months ended December 31, 2022 was primarily due to favorable changes in fair value of our derivative portfolio of approximately $3.9 billion (before tax and non-controlling interests) as compared to the $0.6 billion of unfavorable changes in fair value in the prior period, as well as increased total margins driven by increased volumes of LNG delivered and increased margins per MMBtu of LNG. The favorable change for the twelve months ended December 31, 2022 was primarily due to increased total margins driven by increased margins per MMBtu of LNG and increased volumes of LNG delivered, partially offset by an increase in unfavorable changes in fair value of our derivative portfolio of approximately $1.4 billion (before tax and non-controlling interests), as well as the provision for income taxes as compared to the tax benefit recognized in the prior period.
Substantially all derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term IPM agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value, but do not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of the significant volatility in forward international gas and LNG price curves during the three and twelve months ended December 31, 2022, we recognized $4.4 billion and $(4.7) billion, respectively, of non-cash favorable (unfavorable) changes in fair value attributable to such positions (before tax and non-controlling interests).
Share-based compensation expenses included in net income (loss) totaled $90 million and $205 million for the three and twelve months ended December 31, 2022, respectively, compared to $48 million and $140 million for the three and twelve months ended December 31, 2021, respectively. The increase in share-based compensation expense for the three and twelve months ended December 31, 2022 compared to the corresponding 2021 periods is primarily driven by higher expense recognized in 2022 on the modification of certain equity awards to permit cash settlement upon vesting.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of December 31, 2022 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of December 31, 2022, our total consolidated available liquidity was approximately $9.9 billion. We had cash and cash equivalents of $1.4 billion on a consolidated basis, of which $904 million was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $1.1 billion, $1.3 billion of available commitments under the Cheniere Revolving Credit Facility, $1.3 billion of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $3.3 billion of available commitments under CCH’s term loan credit facility (the “CCH Credit Facility”), $750 million of available commitments under Cheniere Partners’ credit facilities, and $872 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Working Capital Facility.
Recent Key Financial Transactions and Updates
In November and December 2022, SPL issued an aggregate principal amount of $500 million of Senior Secured Amortizing Notes due 2037, the proceeds of which, together with cash on hand, were used to redeem the remaining outstanding amount of SPL’s 5.625% Senior Secured Notes due 2023, subsequent to the $300 million redemption in October 2022.
In December 2022, pursuant to a tender offer, $752 million in aggregate principal amount outstanding of CCH’s 7.000% Senior Secured Notes due 2024 (“2024 CCH Senior Notes”) was repurchased with cash on hand. In January 2023, the remaining outstanding principal amount of $498 million of the 2024 CCH Senior Notes was redeemed with cash on hand.

During the three months ended December 31, 2022, Cheniere repurchased over $434 million in principal of outstanding senior notes at CCH in the open market, partially redeeming the 5.875% Senior Secured Notes due 2025, the 5.125% Senior Secured Notes due 2027, the 3.700% Senior Secured Notes due 2029 and the Senior Secured Notes due 2039.
LIQUEFACTION PROJECTS OVERVIEW
Construction Progress as of January 31, 2023:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	24.5%(1)
Expected Substantial Completion	2H 2025 - 1H 2027
(1) Engineering 41.3% complete, procurement 36.9% complete, subcontract work 29.5% complete and construction 2.2% complete.
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project consisting of up to 3 natural gas liquefaction Trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). In February 2023, certain subsidiaries of Cheniere Partners initiated the pre-filing review process with respect to the SPL Expansion Project with the FERC.
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). In June 2022, our Board of Directors made a positive FID with respect to the CCL Stage 3 Project and issued full notice to proceed with construction to Bechtel.
Corpus Christi Liquefaction Midscale Trains 8 & 9 Project
We are developing an expansion adjacent to the CCL Stage 3 Project consisting of two midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”). In September 2022, certain of our subsidiaries entered the pre-filing review process with the FERC.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2022 on Thursday, February 23, 2023, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of February 17, 2023, approximately 2,650 cumulative LNG cargoes totaling over 180 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and twelve months ended December 31, 2022, we exported 601 and 2,306 TBtu of LNG, respectively, from our liquefaction projects. 56 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of December 31, 2022, none of which was related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and twelve months ended December 31, 2022:

	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	600	—	2,295	13
Volumes loaded during the prior period but recognized during the current period	37	—	49	1
Less: volumes loaded during the current period and in transit at the end of the period	(56)	—	(56)	—
Total volumes recognized in the current period	581	—	2,288	14
In addition, during the three and twelve months ended December 31, 2022, we recognized 10 TBtu and 29 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
LNG revenues	$8,355	$6,405	$31,804	$15,395
Regasification revenues	477	67	1,068	269
Other revenues	253	85	556	200
Total revenues	9,085	6,557	33,428	15,864

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	1,471	5,365	25,632	13,773
Operating and maintenance expense	454	387	1,681	1,444
Selling, general and administrative expense	151	101	416	325
Depreciation and amortization expense	292	258	1,119	1,011
Development expense	4	2	16	7
Other	2	5	5	5
Total operating costs and expenses	2,374	6,118	28,869	16,565

Income (loss) from operations	6,711	439	4,559	(701)

Other income (expense)
Interest expense, net of capitalized interest	(346)	(350)	(1,406)	(1,438)
Loss on modification or extinguishment of debt	(23)	(21)	(66)	(116)
Interest rate derivative gain (loss), net	—	2	2	(1)
Other income (expense), net	26	(8)	5	(22)
Total other expense	(343)	(377)	(1,465)	(1,577)

Income (loss) before income taxes and non-controlling interest	6,368	62	3,094	(2,278)
Less: income tax provision (benefit)	1,221	1,151	459	(713)
Net income (loss)	5,147	(1,089)	2,635	(1,565)
Less: net income attributable to non-controlling interest	1,210	234	1,207	778
Net income (loss) attributable to common stockholders	$3,937	$(1,323)	$1,428	$(2,343)

Net income (loss) per share attributable to common stockholders—basic (3)	$15.92	$(5.22)	$5.69	$(9.25)
Net income (loss) per share attributable to common stockholders—diluted (3)	$15.78	$(5.22)	$5.64	$(9.25)

Weighted average number of common shares outstanding—basic	247.2	253.6	251.1	253.4
Weighted average number of common shares outstanding—diluted	249.5	253.6	253.4	253.4

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $3.8 billion and $(6.0) billion of gains (losses) from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and twelve months ended December 31, 2022, respectively, as compared to $(1.5) billion and $(4.3) billion of losses in the corresponding 2021 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$1,353	$1,404
Restricted cash and cash equivalents	1,134	413
Trade and other receivables, net of current expected credit losses	1,944	1,506
Inventory	826	706
Current derivative assets	120	55
Margin deposits	134	765
Other current assets	97	207
Total current assets	5,608	5,056

Property, plant and equipment, net of accumulated depreciation	31,528	30,288
Operating lease assets	2,625	2,102
Derivative assets	35	69
Goodwill	77	77
Deferred tax assets	864	1,204
Other non-current assets, net	529	462
Total assets	$41,266	$39,258

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$124	$155
Accrued liabilities	2,679	2,299
Current debt, net of discount and debt issuance costs	813	366
Deferred revenue	234	155
Current operating lease liabilities	616	535
Current derivative liabilities	2,301	1,089
Other current liabilities	28	94
Total current liabilities	6,795	4,693

Long-term debt, net of premium, discount and debt issuance costs	24,055	29,449
Operating lease liabilities	1,971	1,541
Finance lease liabilities	494	57
Derivative liabilities	7,947	3,501
Other non-current liabilities	175	50

Commitments and contingencies

Stockholders’ deficit
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 276.7 million shares and 275.2 million shares issued at December 31, 2022 and 2021, respectively	1	1
Treasury stock: 31.2 million shares and 21.6 million shares at December 31, 2022 and 2021, respectively, at cost	(2,342)	(928)
Additional paid-in-capital	4,314	4,377
Accumulated deficit	(4,942)	(6,021)
Total Cheniere stockholders’ deficit	(2,969)	(2,571)
Non-controlling interest	2,798	2,538
Total stockholders’ deficit	(171)	(33)
Total liabilities and stockholders’ deficit	$41,266	$39,258

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of December 31, 2022, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $18.9 billion and $21.7 billion, respectively, including $0.9 billion of cash and cash equivalents and $0.1 billion of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2022 and 2021 (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$3,937	$(1,323)	$1,428	$(2,343)
Net income attributable to non-controlling interest	1,210	234	1,207	778
Income tax provision (benefit)	1,221	1,151	459	(713)
Interest expense, net of capitalized interest	346	350	1,406	1,438
Loss on modification or extinguishment of debt	23	21	66	116
Interest rate derivative gain (loss), net	—	(2)	(2)	1
Other income (expense), net	(26)	8	(5)	22
Income (loss) from operations	$6,711	$439	$4,559	$(701)
Adjustments to reconcile loss from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	292	258	1,119	1,011
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	(3,910)	624	5,773	4,450
Total non-cash compensation expense	5	11	108	100
Other	2	7	5	7
Consolidated Adjusted EBITDA	$3,100	$1,339	$11,564	$4,867

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and twelve months ended December 31, 2022 and forecast amounts for full year 2023 (in billions):

	Three Months Ended December 31,	Twelve Months Ended December 31,	Full Year
	2022	2022	2023
Net income attributable to common stockholders	$3.94	$1.43	$3.5	-	$3.9
Net income attributable to non-controlling interest	1.21	1.21	1.0	-	1.1
Income tax provision	1.22	0.46	1.1	-	1.2
Interest expense, net of capitalized interest	0.35	1.41	1.2	-	1.2
Depreciation and amortization expense	0.29	1.12	1.2	-	1.2
Other expense (income), financing costs, and certain non-cash operating expenses	(3.91)	5.95	0.0	-	(0.1)
Consolidated Adjusted EBITDA	$3.10	$11.56	$8.0	-	$8.5
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(0.32)	(1.36)	(1.2)	-	(1.2)
Maintenance capital expenditures, income tax and other expense	(0.04)	(0.15)	(0.4)	-	(0.3)
Consolidated Distributable Cash Flow	$2.73	$10.05	$6.4	-	$7.0
Cheniere Partners’ distributable cash flow attributable to non-controlling interest	(0.41)	(1.33)	(0.9)	-	(1.0)
Cheniere Distributable Cash Flow	$2.32	$8.72	$5.5	-	$6.0
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
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Eben Burnham-Snyder	713-375-5764